UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 5, 2014

ORCHIDS PAPER PRODUCTS COMPANY

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-32563	23-2956944
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4826 Hunt Street

Pryor, Oklahoma 74361

(Address of Principal Executive Offices)

(918) 825-0616

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Asset Purchase Agreement

On May 5, 2014, Orchids Paper Products Company (the “Company”) and its newly formed wholly owned subsidiary entered into an asset purchase agreement (“Purchase Agreement”) with Fabrica de Papel San Francisco, S.A. de C.V., a sociedad anónima de capital variable organized under the laws of Mexico (“Fabrica”).  Pursuant to the terms of the Purchase Agreement, the Company intends to acquire, via a wholly owned subsidiary of Orchids (the “Orchids Subsidiary”, and collectively with the Company, referred to as “Orchids”), a paper making machine, two converting lines, Fabrica’s U.S. customer list, exclusive rights to certain of Fabrica’s trademarks in the United States, and Fabrica’s covenant not to compete in the United States, for an aggregate purchase price of $12 million, in the form of 411,650 shares of Company common stock.

The Purchase Agreement has been unanimously approved by the Company’s Board of Directors and the owners of Fabrica and is expected to close in the second quarter of 2014 following the satisfaction or waiver of all closing conditions. At the closing of transactions contemplated under the Purchase Agreement, Orchids has agreed to pay to Fabrica 411,650 shares of the Company’s common stock valued at $12 million based on the average closing trading price of the Company’s common stock as reported by the NYSE:MKT stock exchange over the thirty (30) trading days ending on May 2, 2014 (the “Thirty Day Average Price”). Pursuant to the terms of the Purchase Agreement, 125,896 shares, valued at approximately $3,670,000 based on the Thirty Day Average Price, shall be held in escrow for a period of twenty-four (24) months following the closing date, subject to indemnification claims (the “Indemnification Escrow Shares”), with any Indemnification Escrow Shares remaining in escrow after such twenty-four (24) month period to be transferred to an escrow account to be held under the Supply Agreement (as defined below).

Pursuant to the terms of the Purchase Agreement, within thirty (30) days following the closing, the Company will use its reasonable best efforts to nominate Mario Armando Garcia Franco, President of Fabrica, or such other person designated by Fabrica who is reasonably acceptable to the Company for election as a member of the board of the directors of the Company. In addition, the Company agrees to continue to use its reasonable best efforts to maintain such person as a member of the board of directors of the Company through the earlier of (i) the date of termination or expiration of the Supply Agreement or (ii) such time that Fabrica and its affiliates, collectively, beneficially own less than five percent (5%) of the number of shares of the Company’s common stock that are outstanding as of the closing of the NYSE:MKT exchange on the closing date.

The Purchase Agreement contains customary representations, warranties, covenants and indemnification provisions. Pursuant to the terms of the Purchase Agreement, Fabrica and its affiliates will be subject to a non-compete provision. The Purchase Agreement may be terminated at any time prior to the closing date by, among other things, mutual agreement of Orchids and Fabrica, or by either if the other party fails to satisfy the applicable closing conditions under the Purchase Agreement by June 30, 2014.

Assignment and Assumption of Supply Agreement

Concurrently with the closing of the transactions contemplated under the Purchase Agreement, and pursuant to the terms thereof, the Company will pay to Elgin Finance & Investment Corp., a Panamanian corporation (“Elgin”), total consideration of $24.7 million, consisting of $16.7 million in cash and 274,433 shares of Company common stock valued at $8 million based on the Thirty Day Average Price, in exchange for the assignment to the Company of Elgin’s supply agreement with Fabrica which provides Elgin with exclusive supply rights with respect to Fabrica’s U.S. business. The Company intends to immediately cancel Elgin’s supply agreement and replace it with the Supply Agreement between the Company and Fabrica. The Company plans to fund the $16.7 million in cash consideration payable to Elgin by entering into a new term loan.

Equipment Lease Agreement

Concurrently with the closing of the transactions contemplated under the Purchase Agreement, and pursuant to the terms thereof, the Orchids Subsidiary and Fabrica will enter into a lease agreement (“Equipment Lease Agreement”). Pursuant to the terms of the Equipment Lease Agreement, the Orchids Subsidiary will lease the paper making and converting assets acquired under the Purchase Agreement back to Fabrica. The rental fee will be based upon the number of metric tons shipped by Fabrica to the Company, subject to annual adjustment based on the calculation of the annual purchase price in the Supply Agreement. The Equipment Lease Agreement has a term of twenty (20) years, but will terminate automatically upon termination of the Supply Agreement.

Upon the earlier of (i) the termination of the Equipment Lease Agreement or (ii) the purchase by Orchids of a separate paper making or converting asset and the entry into of an equipment lease agreement between Orchids and Fabrica with respect to such purchased asset, the Orchids Subsidiary shall have the right to sell to Fabrica the paper assets leased under the Equipment Lease Agreement on an as-is-where-is basis, for US $12,000,000.

Supply Agreement

Concurrently with the closing of the transactions contemplated under the Purchase Agreement, and pursuant to the terms thereof, the Company and Fabrica will enter into the Supply Agreement. Under the Supply Agreement, the Company has the right to purchase from Fabrica up to 18,000 metric tons of parent rolls and equivalent converting capacity for certain specified product during each twelve month period following the effective date of the Supply Agreement. The Company may purchase up to an additional 7,000 annual metric tons each of the first two years of the agreement. Pursuant to the terms of the Supply Agreement, Fabrica and its affiliates will be subject to a non-compete provision with respect to business in the United States. In addition, Fabrica will deposit 285,754 shares of the Company’s common stock that it receives at closing under the Purchase Agreement, into an escrow account for a period of ten (10) years, to satisfy a portion of the $100 million in liquidated damages payable by Fabrica in the event of a termination of the Supply Agreement due to (i) a material breach as a result of intentional, willful or grossly negligent conduct by Fabrica, (ii) a breach of Fabrica’s covenant not to compete, or (iii) a voluntary filing of bankruptcy by Fabrica.  In the event of a change of control of Fabrica, the Company will have a two (2) year right to terminate the Supply Agreement, and in such event Fabrica would be required to pay the Company liquidated damages of $36.7 million.

In the event that a change of control of the Company occurs within five (5) years following the effective date without the prior written consent of Fabrica, the Supply Agreement will terminate two (2) years following the date of the change of control, with no liquidated damages payable; provided, however, that if Fabrica terminates the Supply Agreement within the two (2) years following such change of control, Fabrica shall pay the Company liquidated damages of $20,000,000. The Supply Agreement has an initial term of twenty (20) years.

The foregoing description of the material terms of the Purchase Agreement is qualified in its entirety by reference to the full text of such agreement, a copy of which is included as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference. The Purchase Agreement was filed to provide investors and security holders with information regarding the terms, provisions, conditions, and covenants of that agreement and is not intended to provide any other factual information respecting the parties or the acquired assets. In particular, the Purchase Agreement contains representations and warranties made to and solely for the benefit of the parties thereto, allocating among themselves various risks of the transactions. The assertions embodied in those representations and warranties are qualified or modified by information in disclosure schedules that the parties exchanged upon execution of the Purchase Agreement. Moreover, information concerning the subject matter of the representations and warranties may have changed after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. Security holders are not third-party beneficiaries under the Purchase Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the acquired assets.

Item 7.01.  Regulation FD Disclosure.

On May 5, 2014, the Company issued a press release announcing the entering into of the Purchase Agreement (the “Press Release”). A copy of the Press Release is attached as Exhibit 99.1 hereto and incorporated herein by reference.

As previously announced, the Company will present at the Taglich Brothers 11th Annual Small Cap Investor Conference on Tuesday, May 6, 2014 at 8:30 a.m. Eastern Time. The Company plans to discuss the Purchase Agreement at the conference.  A copy of the slides pertaining to the Purchase Agreement and to be referenced at the conference is attached hereto as Exhibit 99.2 (the “Slides”).  All interested parties may view a live webcast of the presentation at

www.orchidspaper.com under “Investors” or at www.taglichbrothers.com. Those intending to access the conference via the live webcast should connect fifteen minutes prior to the start.  A replay of the presentation will be available for 30 days on the Company’s website.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, all other information in this Form 8-K includes statements that may constitute “forward looking statements.” These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks, uncertainties and other factors, including the Company’s ability to obtain financing and the parties’ ability to consummate the Purchase Agreement and the transactions contemplated therein, which may cause the actual results to be materially different from those expressed or implied in the forward-looking statements. Other important factors are discussed under the caption “Forward-Looking Statements” in the Company’s Form 10-K for the year ended December 31, 2014 and in subsequent filings made prior to or after the date hereof. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

Certain Information

As provided in General Instruction B.2 to Form 8-K, the information furnished in this Item 7.01, including the Press Release and Slides, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that Section and shall not be deemed incorporated by reference into any filing of the Company with the SEC under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly provided by specific reference in such filing.

Item 9.01.  Financial Statements and Exhibits.

(d)        Exhibits.  See the Exhibit Index which is hereby incorporated by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORCHIDS PAPER PRODUCTS COMPANY

Date: May 5, 2014	By:	/s/ Keith R. Schroeder
Keith R. Schroeder
Chief Financial Officer

Exhibit Index

Exhibit	Description
2.1

Asset Purchase Agreement, dated as of May 5, 2014, among the Company, Orchids Mexico (DE) Holdings, LLC and Fabrica de Papel San Francisco, S.A. de C.V. Pursuant to Item 601(b)(2) of Regulation S-K, certain schedules and exhibits to this agreement are omitted. The Company agrees to furnish a copy of any omitted schedule or exhibit to the SEC upon request.

99.1	Press Release, dated May 5, 2014

99.2	Informational Slides Provided by the Company dated May 5, 2014